AMENDMENT TO THE INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT TO THE INVESTOR RIGHTS AGREEMENT, dated as of March 29, 2007 (this “Amendment”), is entered into by and among (i) (a) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (b) China Safetech Holdings Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of British Virgin Islands (“Safetech”) and China Security & Surveillance Technology (HK) Ltd., a wholly-owned subsidiary of Safetech, incorporated under the laws of Hong Kong (“CSST HK”), (c) Golden Group Corporation (Shenzhen) Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of Safetech (“Golden”), Shanghai Cheng Feng Digital Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of CSST HK (“Cheng Feng”) and China Security & Surveillance Technology (PRC), Inc., a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of the Company (“CSST PRC”, and collectively with the Company, Safetech, CSST HK, Golden and Cheng Feng, the “Group Companies”), (d) Mr. Tu Guo Shen (“Mr. Tu”), a resident of the City of Hangzhou in the PRC, Ms. Li Zhi Qun (“Ms. Li”), a resident of the City of Shenzhen in the PRC and Whitehorse Technology Limited, a British Virgin Islands company wholly owned by Mr. Tu and the registered owner of Mr. Tu’s equity interest in the Company (“Whitehorse”, and collectively with Mr. Tu and Ms. Li, the “Controlling Shareholders”) and (ii) Citadel Equity Fund Ltd. (“Citadel”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Investor Rights Agreement (as defined below).

WITNESSETH

WHEREAS, the Group Companies, the Controlling Shareholders and Citadel entered into that certain Investment Rights Agreement, dated as of February 16, 2007 (the “Investor Rights Agreement”); and

WHEREAS, the parties to the Investor Rights Agreement wish to amend certain provisions of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements et forth herein, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1.   Amendment. The parties hereto agree that the Investor Rights Agreement shall be amended as set forth in this Section 1.1.

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(a) The first sentence of Section 3.1 is hereby amended and restated as follows:

“As long as Citadel is the beneficial owner (as such term is defined in the Exchange Act and the rules and regulations promulgated thereunder (the “Beneficial Owner”)) of the Notes then outstanding (including the principal amount of the Notes converted into Conversion Shares as if such conversion had not taken place and to the extent such Conversion Shares are held by Citadel at the time of calculating such percentage), the principal amount of which is at least 25% of the principal amount of the Notes then outstanding (including the principal amount of the Convertible Notes converted into Conversion Shares as if such conversion had not taken place and to the extent such Conversion Shares are beneficially owned by Citadel at the time of calculating such percentage) (the “Minimum Holdings”), each Group Company shall permit Citadel and any authorized representative thereof, to visit and inspect the properties of such Group Company, including its corporate and financial records, to examine its records and make copies thereof and to discuss its affairs, finances and accounts with its officers, at all such reasonable times and as often as may be reasonably requested upon reasonable notice, provided that such visits and inspections shall not unduly interrupt the daily operation of such Group Company. Each reference in this Agreement to ‘holds the Minimum Holdings’ shall be construed as ‘is the Beneficial Owner of the Minimum Holdings’.”

(b) Each of Section 3.6 and Section 3.7 is hereby deleted in its entirety.

(c) The first sentence of Section 3.9 is hereby amended and restated as follows:

“Until the maturity of the Notes, the Company shall not (i) have more than 60,000,000 shares of Common Stock outstanding at any time or (ii) issue any new class of Equity Securities of the Company.”

(d) Section 3.10 is hereby amended and restated in its entirety as follows:

“3.10 Other Covenants. As long as Citadel is the Beneficial Owner of the Minimum Holdings, each Group Company hereby covenants and agrees as follows:

“(a) No Group Company shall change the substantive responsibilities of Mr. Tu as a member of the management of such Group Company and its Subsidiaries, or substitute any other Person to perform the substantive responsibilities of Mr. Tu as such member of management as they are performed as of the date hereof, other than in the case of incapacity of Mr. Tu.

“(b) No Group Company shall amend, alter, waive or repeal any provision of such Group Company’s or its Subsidiaries’ certificate of incorporation, memorandum and articles of association or any other organizational or constitutional documents of such Group Company or its Subsidiaries in a manner that would have a material adverse effect on the interests of Citadel.”

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(e) Each of Sections 5 and 6 is hereby deleted in its entirety.

SECTION 1.2.   Full Force and Effect. For the avoidance of doubt, all other provisions of the Investor Rights Agreement shall remain in full force and effect.

ARTICLE II

MISCELLANEOUS

SECTION 2.1.   Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 2.2.   Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

GROUP COMPANIES:

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SAFETECH HOLDINGS LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY (HK) LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

SHANGHAI CHENG FENG DIGITAL
TECHNOLOGY CO., LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY (PRC), INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CONTROLLING SHAREHOLDERS: By: /s/ Tu Guo Shen Mr. Tu Guo Shen By: /s/ Li Zhi Qun Ms. Li Zhi Qun WHITEHORSE TECHNOLOGY LIMITED By: /s/ Tu Guo Shen Name: Tu Guo Shen Title: Director

Accepted and Agreed to:

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By: /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory